Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 64 to the Registration Statement on Form N-1A of Variable Insurance Products Fund: VIP Equity-Income Portfolio of our report dated February 14, 2008; VIP Growth Portfolio of our report dated February 19, 2008; VIP Overseas Portfolio of our report dated February 25, 2008; and VIP High Income Portfolio of our report dated February 28, 2008 on the financial statements and financial highlights included in the December 31, 2007 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2008